CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of Variable Annuity Account Four of our report dated April 24, 2017, relating to the financial statements of Variable Annuity Account Four, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 24, 2017, relating to the consolidated financial statements of American General Life Insurance Company, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 25, 2017, relating to the statutory basis financial statements of American Home Assurance Company, which appears in such Registration Statement. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 26, 2017